STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made and entered into on April 22nd 2006, by and between CHINA AGRI-BUSINESS, INC., a corporation formed under the laws of the State of Maryland (the "Issuer"), and the attorney-in-fact of the shareholders as listed in Exhibit A of the Agreement (the "Stockholders") of Shaanxi Xin Sheng Centennial Agriculture and Technology Co., Lid. ("Xinsheng"), a corporation formed under the laws of the People's Republic of China (the "PRC").

WITNESSETH:

         WHEREAS, the Stockholders are the holders of 100% of the issued and outstanding capital shares of Xinsheng ("Xinsheng Shares");

         WHEREAS, the stockholder meeting of Xinsheng held on April 10, 2006 (the "Xinsheng Stockholder Meeting") resolved that the Stockholders and Xinsheng will enter into a Management Entrustment Agreement with Mei Xin Agri Technology (Shaanxi) Co., Ltd., a PRC corporation wholly owned by the Issuer and qualified to be a wholly foreign owned company (the "WFOE"), where the management rights and the rights that could be delegated by the Stockholders' meetings of Xinsheng shall be irrevocably entrusted to the WFOE. A copy of the resolutions of the Xinsheng Stockholder Meeting is attached hereto as Exhibit B;

         WHEREAS, the Xinsheng Stockholder Meeting resolved that the board members of Xinsheng are authorized to act as the attorney-in-fact on behalf of the Stockholders to enter into certain agreements, including the Agreement;

         WHEREAS, the Xinsheng Stockholder Meeting resolved that the board members of Xinsheng are authorized to act as the attorney-in-fact on behalf of the Stockholders to enter into certain agreements, including the Agreement;

         WHEREAS, the Xinsheng Stockholder Meeting resolved that the board members of Xinsheng are authorized to act as the attorney-in-fact on behalf of the Stockholders to enter into a Voting Trust and Escrow Agreement in the form annexed hereto as Exhibit C (the "Voting Trust and Escrow Agreement") to entrust Voting Trustees to hold the shares to be issued to the Stockholders by the Issuer on their behalf.

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

         1. Issuance of Shares by the Issuer. Subject to, and upon the terms and conditions of, this Agreement, at the Closing, the Issuer will issue to the ..Stockholders an aggregate number of shares of common stock of the Issuer, such number may be determined by the Issuer through the discussion with underwriters (the "Shares"), in the name of the Stockholders' Trustees, as designated under the Voting Trust and Escrow Agreement, free and clear of all adverse claims and encumbrances (other than restrictions under the securities laws), in consideration of the Stockholders' execution of the Management Entrustment Agreement. Such Shares shall be further allocated to the Stockholders pro rata based on the percentages of their Xinsheng Shares represented by a Voting Trust Certificate to each of the Stockholders as set forth under the Voting Trust and Escrow Agreement.


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

         2. Closing. The Closing of the issuance of the Shares shall take place subject to the conditions set forth in Clause 5 and Clause 6 of this Agreement are satisfied.

         3. Representations, Warranties and Covenants of the Issuer. The statements in this Section 3 are representations, warranties and covenants of the Issuer. The Issuer is a Maryland corporation duly organized, validly existing and in good standing. The Shares, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The Issuer's execution and performance of this Agreement have been duly authorized.

         4. Representations and Warranties of the Stockholders. The statements in this Section 4 are the Stockholders' representations and warranties. The Stockholders understand that none of the Shares of the Issuer has ever been registered under U.S. Securities Act of 1933, as amended ("Act"). The Stockholders acknowledge that the Shares may be characterized as "restricted securities" under the Act and cannot be publicly traded in the United States markets unless first registered under the Act. The Issuer shall register the Shares after the execution of the Agreement. The Stockholders affirmatively represent that they have no intent to redistribute the Shares within one year from the date of the Agreement.

         The Stockholder represent and warrant that they are the holders of Xinsheng Shares, free and clear of any adverse claims and encumbrance. Xinsheng is a company, duly organized, validly existing and in good standing under the laws of the PRC and has full power and authority to carry on its business as and where such business is operated. All necessary company action required to be taken by Xinsheng and the Stockholders relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and validly taken, and this Agreement constitutes the legal valid and binding and enforceable obligation of Stockholders, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor's rights.

         5. Issuer's Deliveries. All obligations of the Stockholders under this Agreement are subject to the fulfillment of delivery of the following thing. At the Closing, the Issuer shall deliver to the Voting Trustees of the Stockholders, a stock certificate representing the Shares.

         6. Conditions to the Issuer's Obligations. The Issuer's obligations under this Agreement are subject to execution of the Management Entrustment Agreement.

         7. Notices. Any notice or communication under this Agreement must be in writing and may be given by mail, fax or by delivery or courier service to the following addresses (or other addresses subsequently provided in writing):

      If to the Issuer: China Agri-Business, Inc.
            c/o Kristina Wang
            Friedland Capital Inc.
            Beijing Representative Office
            Jian Wai SOHO, Building 1 Suite 1001
            39 East 3rd Ring Road, Beijing 100022 China
            Fax: (8610) 58694793


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         If to the Stockholders: Shaanxi Xin Sheng Centennial Agriculture and
         Technology Co., Ltd.
            c/o: Mr. Jianhua Wang
            Fl 9, Financial Mansion
            No. 42 Gao Xin Lu
            Xi'an P.R. China.
            Zip: 710068
            Fax: (8629) 88225788

            And by public announcement on Xinsheng's website.

         8. Settlement of disputes. Any disputes under this Agreement shall be settled at first through friendly consultation between the parties hereto. In case no settlement can be reached through consultation, each party shall have the right to submit such disputes to China International Economic and Trade Arbitration Commission. The place of arbitration is in Beijing. The arbitration award shall be final and binding on both parties.

         9. Miscellaneous. This Agreement may be amended or supplemented only by instrument in writing executed by all the parties hereto. Nothing in this Agreement shall be deemed to confer any rights or remedies upon any person not a party hereto. This Agreement contains the entire agreement and understanding of the parties regarding the issuance of the Shares supersedes all prior agreements and understandings, both written and oral, among the parties. This Agreement shall be governed by the laws of the State of New York and shall be interpreted as if all parties have participated equally in its drafting. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

CHINA AGRI-BUSINESS, INC., THE ISSUER

By: /s/
   -------------------------------------------

Board members of Shaanxi Xin Sheng Centennial Agriculture and Technology Co., Ltd. Attorney-in-fact of the Stockholders.

By: /s/
    ------------------------------------------


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                                   EXHIBIT A

                              SHAREHOLDERS LIST OF
       SHAANXI XIN SHENG CENTENNIAL AGRICULTURE AND TECHNOLOGY CO., LTD.


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                                   EXHIBIT B

                     THE STOCKHOLDER MEETING RESOLUTIONS OF
       SHAANXI XIN SHENG CENTENNIAL AGRICULTURE AND TECHNOLOGY CO., LTD.


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                                   EXHIBIT C
                       VOTING TRUST AND ESCROW AGREEMENT


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